Exhibit 99.1

Novavax Appoints Biotechnology Veteran David Mott
to Board of Directors

GAITHERSBURG, Md., June 16, 2020 (GLOBE NEWSWIRE) -- Novavax, Inc. (NASDAQ: NVAX), a late-stage biotechnology company developing next-generation vaccines for serious infectious diseases, today announced that it has appointed David Mott as an independent director to its Board of Directors. Mr. Mott brings more than three decades of global management, board and investment experience across numerous private and public biopharmaceutical companies. Prior to February 2020, he was the global head of healthcare investing at New Enterprise Associates (NEA).

“David’s extensive experience building, leading and financing biopharmaceutical companies will add significant value to Novavax’ board, especially now as we laser-focus on contributing to some of the world’s most daunting healthcare challenges,” said Stanley C. Erck, President and Chief Executive Officer of Novavax. “We welcome his insights and guidance as we continue rapid clinical development of NVX-CoV2373, our COVID-19 vaccine candidate, prepare for NanoFlu™ regulatory submission, and explore paths forward for ResVax™ against RSV+ (respiratory syncytial virus).”

“I am delighted to join the Board of Directors of Novavax and look forward to working with my fellow Board members to help advance the company’s critical mission to prevent serious infectious disease, which is more important today than ever,” said Mr. Mott. “I look forward to supporting the Novavax team as it continues clinical development of its vaccine candidates and prepares for potential commercialization.”

Mr. Mott is currently a private investor through Mott Family Capital. Mr. Mott has recently acquired nearly 65,000 shares of Novavax common stock prior to his appointment. He serves as Chairman of the Board for Adaptimmune, Ardelyx, Epizyme, Imara and Mersana. From 2008 to 2020, Mr. Mott was general partner at NEA, one of the world’s largest venture capital firms, which invests in companies across all stages in healthcare and technology. He led the NEA healthcare investing practice, with a primary focus on biopharmaceuticals. Mr. Mott served as President and Chief Executive Officer, Vice Chairman of MedImmune from 2000 through 2008, during which he led the sale of the company to AstraZeneca in June 2007 for $15.6 billion. He joined Medimmune in 1992 and served in various senior roles during his tenure, including Chief Operating Officer and Chief Financial Officer. Earlier in his career he was a Vice President in healthcare investment banking at Smith Barney, Harris Upham & Co., Inc. During the course of his career, Mr. Mott has been involved in over $40 billion in corporate acquisitions, fundraising, partnerships and other capital formation. He has been involved in more than 35 initial public offerings or corporate acquisitions, in bringing over a dozen new drugs through development to commercialization and has served on 25 corporate boards. Mr. Mott holds a Bachelor of Arts degree from Dartmouth College.

Mr. Mott will serve on the Compensation Committee of Novavax’ Board.

About Novavax

Novavax, Inc. (Nasdaq:NVAX) is a late-stage biotechnology company that promotes improved health globally through the discovery, development, and commercialization of innovative vaccines to prevent serious infectious diseases. Novavax recently initiated development of NVX-CoV2373, its vaccine candidate against SARS-CoV-2, the virus that causes COVID-19, with Phase 1 clinical trial results expected in July of 2020. NanoFlu™, its quadrivalent influenza nanoparticle vaccine, met all primary objectives in its pivotal Phase 3 clinical trial in older adults. Both vaccine candidates incorporate Novavax’ proprietary saponin-based Matrix-M™ adjuvant in order to enhance the immune response and stimulate high levels of neutralizing antibodies. Novavax is a leading innovator of recombinant vaccines; its proprietary recombinant technology platform combines the power and speed of genetic engineering to efficiently produce highly immunogenic nanoparticles in order to address urgent global health needs.

For more information, visit www.novavax.com and connect with us on Twitter and LinkedIn.

Forward-Looking Statements

Statements herein relating to the future of Novavax and the ongoing development of its vaccine and adjuvant products, including statements regarding the manufacturing of vaccine antigen dose amounts and timing, are forward-looking statements. Novavax cautions that these forward-looking statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include those identified under the heading “Risk Factors” in the Novavax Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the Securities and Exchange Commission (SEC) and updated by any Quarterly Report on Form 10-Q, particularly the risks inherent to developing novel vaccines. We caution investors not to place considerable reliance on the forward-looking statements contained in this press release. You are encouraged to read our filings with the SEC, available at sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and we undertake no obligation to update or revise any of the statements. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

Contacts:

Investors
Novavax, Inc.
Silvia Taylor and Erika Trahan

ir@novavax.com
240-268-2022

Media
Brandzone/KOGS Communication
Edna Kaplan
kaplan@kogspr.com
617-974-8659